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                                                                   EXHIBIT 10.16
December 30, 1999


Mr. Richard Dym
225 Wooded View Drive
Los Gatos, CA  95032

Dear Richard,

I am delighted to offer you the position of Vice President, Marketing, with SiteSmith, Inc. You will report directly to me, Marv Tseu, President and CEO.

The following summarizes the details of our verbal offer:

START DATE:                         January 10, 2000

TITLE:                              Vice President, Marketing

ANNUAL BASE SALARY:                 $150,000 (Plus you are eligible for any
                                    executive bonus plan that is
                                    implemented for Senior Management)

STOCK OPTION GRANT:                 300,000 Shares
(Stock Option Grant is subject to the rules of the SiteSmith, Inc. Employee Stock Plan, Vesting Schedule, and Approval of the Board of Directors. This plan will be sent under separate cover.)

VACATION:                           16 Personal Time Off (PTO) days per year

SiteSmith, Inc., is an "at will employer" thus either you or the Company may terminate the employment relationship at any time for any reason with or without cause. If SiteSmith terminates you for any reason other than that cause, you will receive a severance package equal to six months salary.

In addition, in the event that SiteSmith hires a new CEO and your position is materially changed (i.e. reduction of position, salary, significant change in job location), this change will be construed as a constructive termination and you will be given a separation package of six months salary and acceleration of 50% of unvested shares. This provision is only in effect for the initial 12 months after a new CEO is hired. This provision does not apply to termination for cause.

In the event of a change of control where over 50% of the ownership of the company changes and there is a material change in position as described above within 12 months of the effective date of change, you will be given the same severance package of six months salary, but you will have full acceleration of the unvested shares. This provision does not apply to termination for cause. If your position is unchanged after a change of control, you will be considered an active employee and there will be no change in your status. You will continue to vest shares based on the original vesting schedule.
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You will also be eligible for coverage under the SiteSmith, Inc., Medical and
Dental plans and Life Insurance plan. Descriptions of these plans will be provided when you report for work.

Enclosed is our company's Confidentiality Agreement and Invention Assignment Agreement. Please be sure to read each of these Agreements and understand that you will be asked to sign each Agreement as a condition of employment.

We are pleased to extend this offer to you until December 31, 1999. To accept, please sign below and return to Rosa Cooper, HR Manager, SiteSmith, 3283 Scott Blvd., Santa Clara, CA 95054. Please retain the duplicate for your records.

Richard, we are very excited about the prospects of working with you. In fact, we believe that you will be an important contributor towards our continued success.

Sincerely,


/s/ Marv Tseu
Marv Tseu
President and CEO


Accepted and Agreed to by:



/s/ RICHARD DYM                                          12/31/99
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Start Date (if different from above)